EXHIBIT 99.1
INTEGRITY BANCSHARES, INC. REPORTS RECORD ANNUAL EARNINGS
•	Net Income Improves 60% over Last Year

•	Total Assets Grew Approximately 50% During 2006

•	Efficiency Ratio Remains Low at 49%

•	Net Interest Margin of 4.23% Remains Strong

•	Construction Starts on Forsyth County Financial Center

•	New Loan Production Office Opens in Gwinnett County, Georgia
Alpharetta, GA, January 22, 2007 — Integrity Bancshares, Inc. (Nasdaq Global Market: ITYC) today announced fourth quarter earnings and a record year ending December 31, 2006.
Net earnings for 2006 reached a record level for a sixth consecutive year. For 2006, net earnings were $10,137,000 compared to $6,322,000 for 2005, an increase of 60%. Diluted earnings per share for the year to date increased as well to $0.66 compared to $0.42 for the same period last year, reflecting a 57% increase. Net earnings for the fourth quarter were $1,813,000, or $0.12 per diluted share, reflecting an increase of 12% over the same period in 2005 of $1,615,000, or $0.11 per diluted share.
We also reached a new record level of total assets at $1.125 billion. Asset growth for the year was $372 million, or 49%. Total assets at December 31, 2005 were $753 million. For the quarter ended December 31, 2006, total assets grew $106 million, or 10%.
The return on average assets (ROA) and average equity (ROE) for 2006 improved to 1.07% and 13.83%, respectively, compared to 1.05% and 11.37% for 2005. These increases were due to strong earnings during 2006, resulting primarily from our continued asset growth. In step with most financial institutions this past year, our net interest margin has experienced pressure from flattening loan rates, while the cost of funds has increased due to the “catch–up” factor of time deposits renewing at higher interest rates. Despite this pressure, we maintained a net interest margin in excess of 4.00% this year at 4.23% compared to 4.33% for the previous year.
Increased earnings have largely been the result of steady high quality asset growth and a consistent net interest rate margin. Asset growth consisted mainly of loan growth. Interest income and fees on loans for 2006, $74 million, increased 80% over the comparable income in 2005. Interest income for the fourth quarter of 2006 was $23 million, 57% higher than the same period in 2005. While net interest income for the year was $38.5 million, an increase of 51% over the previous year of $25.5 million, the smaller increase (compared to the 80% growth in loan interest income) reflected the impact of a higher cost of funds.

Our efficiency ratio for 2006 was 48.7% compared to 48.3% in 2005. Noninterest expenses include our charitable contributions that are generally targeted at 10% of the previous year’s net income. Our bank subsidiary donates the tithed funds through a foundation to organizations in our community and around the world that are primarily faith-based, as well as individuals in need that have relationships with us. One of the primary reasons our overhead is lower than our peer group is that we operate with a staff of about 80 employees, less than one third of the staff of other banks our size.
“We have been so fortunate in recruiting top quality lenders and support staff, particularly in the Gwinnett County area, that we opened a Loan Production Office in the fast growing community of Buford, Georgia in October with the intention of building a second Gwinnett County full-service Financial Center nearby in 2007. We have also begun construction on a new Financial Center located in Cumming, which is in the very fast growing Forsyth County. It should be ready to open by second quarter. The north Atlanta real estate and deposit markets have so much potential for continued strong growth that we plan to stay on our track of opening two new locations per year,” said CEO Steve Skow. “Our successful year was due to the hard work of our family of employees and board members, the devotion of our customers, and the confidence our shareholders have placed in us. We are truly blessed.”
Asset quality remained a primary factor to our success in 2006. Despite a loan portfolio of $942 million, there were no charged-off loans in the fourth quarter of 2006, and for the year, the charge-off ratio to total average loans was .01% compared to .26% in 2005. Non-performing loans, however, increased at December 31, 2006 to $13.3 million due to three relationships becoming 90 days past due. Non-performing loans at December 31, 2005 were $1.7 million. The loan loss provision for fourth quarter 2006 was $1.8 million compared to $1.6 million for the same period in 2005. Due to the higher non-performing loan amount, the allowance for loan losses was strengthened with this provision to a ratio of 1.04% of total loans from 0.93% of total loans at September 30, 2006. For the year, the loan loss provision was $4.3 million compared to $3.6 million in 2005, also a result of our loan growth of 44% during the past year. Total loans grew 10% during the fourth quarter. Loans that were past due less than 90 days totaled $2.5 million, or only 0.26%, of total loans at December 31, 2006.
Funding for the loans added in the fourth quarter came primarily from increased time deposit balances, including lower priced brokered funds. Funding for loan growth for the full year 2006 consisted of deposit growth of 38%, as well as wholesale funding sources, including attractively priced restructured repurchase agreements which totaled $45 million at year-end. Total deposits at December 31, 2006 were $929 million. The Bank also raised $18 million through the sale of subordinated debentures in fourth quarter 2006 that are included in Tier 2 capital for regulatory purposes and will allow for additional future growth.
About Integrity Bancshares, Inc.
Integrity Bancshares, Inc. is the holding company for Integrity Bank, headquartered in Alpharetta, Georgia. The bank began operations on November 1, 2000, and its main office is located at 11140 State Bridge Road. We also have full service financial centers at 900 Woodstock Road in Roswell, Georgia, 1650 Cumberland Parkway in Smyrna, Georgia, and 1581 Satellite Blvd in Duluth, Georgia. We also have a loan production office in Cumming (Forsyth County), Georgia and one in Buford (Gwinnett County), Georgia, which opened during the fourth quarter of 2006.
The primary investor contact at Integrity Bancshares, Inc. is Ms. Suzanne Long, Senior Vice-President & C.F.O. For additional information and a list of primary market makers of Integrity Bancshares, Inc., please access the Investor Relations section of our website at www.myintegritybank.com.
This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting our operations, markets, and products. Without limiting the foregoing, the words “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons, including without limitation, changing events and trends that have influenced our assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) non-achievement of expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting Integrity, (v) greater competitive pressures among financial institutions in our market, (vi) changes in fiscal, monetary, regulatory, and tax policies, (vii) changes in political, legislative, and economic conditions, (viii) inflation, (ix) greater loan losses than historic levels and (x) failure to achieve the revenue increases expected to result from our recent investments in our transaction deposit and lending businesses. Investors are encouraged to read the related section in Integrity Bancshares, Inc.’s 2005 Annual Report to Shareholders and the 2005 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in Integrity’s filings with the Securities and Exchange Commission.
Contact:
     Integrity Bancshares, Inc.
     Ms. Suzanne Long,
     Senior Vice-President & CFO
     (770) 777-0324
     slong@myintegritybank.com

Integrity Bank (ITYC)
Selected Financial Information
December 31, 2006

(In thousands, except per share data)
	Dec. 31, 2006	Dec. 31, 2005	% Change
Total Assets	1,124,821	753,075	49.36%
Net Loans	931,755	646,166	44.20%
Investments	135,650	74,813	81.32%
Total Deposits	928,787	674,444	37.71%
Noninterest-Bearing	20,146	13,046	54.42%
Interest-Bearing	908,641	661,398	37.38%

Stockholders’ Equity	80,372	66,119	21.56%

Allowance for Loan Losses	9,825	5,612	75.07%
Nonperforming Loans	13,351	1,652	708.17%
Common Shares Outstanding	14,764,538	14,361,542	2.81%

Net Loans as % Deposits	100.32%	95.81%
Allowance for Loan Losses as % Total Loans	1.04%	.86%
Nonperforming Assets as % Total Loans and ORE	1.47%	0.25%

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2006	2005	Change	2006	2005	Change
Interest Income	22,752	14,506	56.85%	79,635	44,156	80.35%
Interest Expense	12,867	6,434	99.98%	41,135	18,684	120.16%
Net Interest Income	9,885	8,072	22.46%	38,500	25,472	51.15%
Provision for Loan Losses	1,833	1,565	17.12%	4,323	3,566	21.23%
Noninterest Income	298	185	61.08%	1,246	762	63.52%
Noninterest Expenses	5,607	4,150	35.11%	19,366	12,657	53.01%
Income Before Taxes	2,743	2,542	7.91%	16,057	10,011	60.39%
Tax Expense	930	926	.43%	5,920	3,688	60.52%
Net Income	1,813	1,615	12.26%	10,137	6,322	60.34%

Basic Earnings Per Share	0.12	.11	9.09%	.69	.45	53.33%
Diluted Earnings Per Share	0.12	.11	9.09%	.66	.42	57.14%

Weighted-Avg Shares Outstanding — Basic	14,672,821	14,361,542	2.17%	14,594,208	14,050,847	3.87%
Weighted-Avg Shares Outstanding — Diluted	15,432,665	15,328,880	.68%	15,416,487	14,961,547	3.04%

	Year Ended
	December 31,		%
	2006	2005	Change
Average Assets	945,333	602,836	56.81%
Average Net Loans	795,776	521,264	52.66%
Average Earning Assets	910,806	588,715	54.71%
Average Deposits	801,022	508,898	57.40%
Average Total Funds	832,849	542,938	53.40%
Average Equity	73,309	55,589	31.88%
Net Charge-offs (recoveries)	111	1,387	-92.00%

Return on Average Assets	1.07%	1.05%
Return on Average Equity	13.83%	11.37%
Net Interest Margin	4.23%	4.33%
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